                                                                      EXHIBIT 11

                          FINA, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                  FOR THE FIVE YEARS ENDING DECEMBER 31, 1996
                                 (IN THOUSANDS)

FINA, INC. CONSOLIDATED

                                            1997       1996       1995       1994       1993
                                          --------   --------   --------   --------   --------
Net pre-tax earnings....................  $188,207   $228,262   $161,078   $152,357   $ 96,115
Fixed charges...........................    58,945     55,086     61,561     56,010     69,106
Adjustment for capitalized interest.....    (7,764)    (4,889)    (7,873)    (2,422)    (3,234)
                                          --------   --------   --------   --------   --------
  Earnings as adjusted (A)..............  $239,388   $278,459   $214,766   $205,945   $161,987
                                          ========   ========   ========   ========   ========
Fixed Charges:
Interest Expense:.......................  $ 45,048   $ 43,137   $ 50,707   $ 47,023   $ 58,190
Rents under leases representative of an
  interest factor (1)...................    13,897     11,949     10,854      8,987     10,916
                                          --------   --------   --------   --------   --------
Fixed Charges as adjusted (B)...........  $ 58,945   $ 55,086   $ 61,561   $ 56,010   $ 69,106
                                          ========   ========   ========   ========   ========
          RATIO OF EARNINGS TO FIXED
            CHARGES:
            (A) DIVIDED BY (B)..........       4.1        5.1        3.5        3.7        2.3
                                          ========   ========   ========   ========   ========

FOCC CONSOLIDATED

                                            1997       1996       1995       1994       1993
                                          --------   --------   --------   --------   --------
Net pre-tax earnings....................  $176,434   $204,670   $152,824   $145,819   $100,147
Fixed charges...........................    57,911     54,980     61,420     55,863     68,747
Adjustment for capitalized interest.....    (7,673)    (4,852)    (7,788)    (2,371)    (3,198)
                                          --------   --------   --------   --------   --------
  Earnings as adjusted (A)..............  $226,672   $254,798   $206,456   $199,311   $165,696
                                          ========   ========   ========   ========   ========
Fixed Charges:
Interest Expense........................    45,048   $ 43,134   $ 50,706   $ 47,021   $ 58,182
Rents under leases representative of an
  interest factor(1)....................    12,863     11,846     10,714      8,842     10,565
                                          --------   --------   --------   --------   --------
  Fixed Charges as adjusted (B).........  $ 57,911   $ 54,980   $ 61,420   $ 55,863   $ 68,747
                                          ========   ========   ========   ========   ========
          RATIO OF EARNINGS TO FIXED
            CHARGES:
            (A) DIVIDED BY (B)..........       3.9        4.6        3.4        3.6        2.4
                                          ========   ========   ========   ========   ========

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(1) Management of the Company believes approximately one-third of rental and lease expense is representative of the interest component of rent expense.